CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
                                      FIRM

We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "Shareholder Services - Statements and Reports", "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated October 28, 2010 relating to U.S. Large Cap Portfolio (one of the portfolios constituting AllianceBernstein Blended Style Series, Inc. for the fiscal year ended August 31, 2010 which is incorporated by reference in this Post-Effective Amendment No. 25 to the Registration Statement (Form N-1A No. 333-87002) of AllianceBernstein Blended Style Series, Inc.

                                                        /s/ERNST & YOUNG LLP


New York, New York
December 28, 2010